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                                                                    EXHIBIT 99.1

MEDIA CONTACTS:
Christopher Downie
Motient Communications
847-478-4200
chris.downie@motient.com

       Motient Announces $200 Million Investment in TerreStar Networks

   Motient acquires controlling interest in the former MSV S-band subsidiary

LINCOLNSHIRE, IL, May 11, 2005-- Motient Corporation (MNCP) announced today that it had purchased $200 million of TerreStar Networks Inc. common stock, giving Motient ownership of approximately 61% of the outstanding stock of TerreStar and effective operating control of the company. Immediately prior to Motient's purchase of TerreStar stock, TerreStar was spun-off by Mobile Satellite Ventures LP, or MSV, to its limited partners. The combination of this spin-off and the stock purchase described above resulted in Motient's ownership of approximately 61% of the issued and outstanding common stock of TerreStar.

TerreStar, in partnership with TMI Communications (a stockholder of TerreStar), is one of two FCC licensees in the 2 GHz frequency band planning to develop, build and operate advanced mobile satellite services, or MSS. TMI holds an approval in principle issued by Industry Canada for a 2 GHz space station authorization and related spectrum licenses for the provision of MSS in the 2 GHz band, as well as an authorization from the FCC for the provision of MSS in the 2 GHz band. TMI is obligated to transfer these authorizations to TerreStar and/or an entity designated by TerreStar, subject to obtaining the necessary regulatory approvals.

"TerreStar is now poised to move rapidly forward, to make ATC a reality in the 2GHz band," stated Wharton B. (Zie) Rivers Jr., president and chief executive officer of TerreStar. "We share the vision of ATC and, with independent leadership, believe that we can provide a single-minded focus to deliver to the 2 GHz band the same cost efficient `wireless everywhere' service which MSV will provide in the L-Band. Using MSV's ATC technology, we will be setting the technical standards for the next generation of wireless mobile systems that combine the best of satellites and terrestrial systems."

Motient was advised in this transaction by Deutsche Bank Securities Inc. Please see our current report on Form 8-K filed today with the SEC for additional information regarding this transaction.

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ABOUT MOTIENT CORPORATION:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. (Pink Sheets:
MNCP). www.motient.com.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.